EXHIBIT 10.1

RESIGNATION AND SEVERANCE AGREEMENT

This Resignation and Severance Agreement (the “Agreement”) is entered into by and between Donald J. Landers, Jr. (“Executive”), and Peoples Bancorp Inc., an Ohio corporation, and Peoples Bank, National Association, a national banking association (collectively, the “Employer”).

Background Information

A.           The purpose of this Agreement is to set forth certain understandings that have been reached between Executive and Employer concerning Executive’s resignation from employment with Employer.

B.           Executive has been employed by Employer since June 30, 2003, serving as Employer’s Chief Financial Officer and Treasurer from August 1, 2006 until April 9, 2007.

C.           Executive desires to resign employment, and the parties desire to end the employment relationship with as little disruption as possible.

Agreement

In consideration of the promises, covenants, and agreements herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree as follows:

1.           Resignation.  Executive is resigning from employment with Employer and all of its related subsidiaries and affiliates, per Attachment A.

2.           Severance Payments and Benefits to Executive.  After the seventh day from Executive’s execution of this Agreement, Executive shall receive the following severance pay and benefits:  (a) severance pay equivalent to six (6) months of his base salary in effect immediately prior to April 9, 2007, in one lump-sum (less applicable withholdings and taxes); and (b) if Executive elects to continue healthcare and dental coverage under Employer’s plan pursuant to COBRA, Employer will pay Executive’s COBRA healthcare premiums for coverage through April 30, 2008.  After April 30, 2008, Executive will be responsible for paying the COBRA premiums to continue such coverage.

3.           Release.  Executive, for himself, his family, his heirs, and assigns, hereby forever releases and discharges, Employer, its affiliates, officers, directors, employees, agents and assigns (collectively, the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, attorneys’ fees, and liabilities of any kind whatsoever that may be lawfully released and discharged.  Executive acknowledges that the claims released by this section include all rights and claims relating to his employment and the termination of his employment, including without limitation any claims he may have under:

(a)	Title VII of the Civil Rights Act of 1964, as amended;
(b)	The Americans with Disabilities Act;
(c)	The Employee Retirement Income Security Act;
(d)	The Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act); and
(e)	Any other federal, state or local laws or regulations governing employment relationships.

This Release specifically includes a release of any claims for employment discrimination under federal, state and local laws.  This Release extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring before the signing of this Agreement.  This release does not extend to:  (a) rights or claims arising after the execution of this Agreement; (b) the enforcement of Executive’s rights under this Agreement;  (c) any vested rights of Executive under Employer’s retirement savings plan, stock option plans,  or other benefits plans; or (d) any rights under Ohio’s workers’ compensation or unemployment compensation laws.

4.           Rights to Counsel and Revocation.  Executive has been advised that he:  (a) should consult with an attorney before signing this Agreement; (b) has twenty-one (21) days within which to consider signing this Agreement; (c) may revoke this Agreement at any time before the expiration of seven days after he signs it by providing written notice to Employer; and (d) will not receive any payment provided herein until after expiration of such seven-day revocation period.

5.           Confidential Information.   Executive shall treat as confidential all Confidential Information belonging to Employer which has been disclosed to Executive, which Executive may have acquired or developed or which Executive observed in the course of Executive’s performance of services for Employer and which at the time of disclosure was not previously known by Executive and not known or used by others in the financial services business.  Executive shall not disclose, publish or otherwise use, any such Confidential Information without Employer’s prior written consent.  As used in this Agreement, “Confidential Information” means any information concerning the organization, business or finances of Employer (or of any third party which Employer is under an obligation to keep confidential) that is maintained by Employer as confidential.  Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting finances, financial planning, marketing, business plans or strategies.

               6.           Cooperation with Financial Matters.  Executive agrees that he shall, upon reasonable notice, be available to provide Employer information as may be reasonably required by Employer concerning any of Employer’s financial matters.

           7.           Return of Employer Property.  Executive shall return all of Employer’s property in his possession, custody, or control, including, without limitation, any documents concerning Employer, any electronic documents of Employer, credit cards, and keys.

      8.           Statement and Non-disparagement.  Employer agrees to respond to any inquiry from third-parties concerning Executive’s employment and resignation from employment with the information contained in the statement attached as Attachment B.  Both Employer and Executive agree not to disparage, defame, or denigrate the other, and Executive agrees that he shall not disparage, defame, or denigrate Employer’s officers, directors or employees.

              9.           Non-solicitation of Employees.  For a period of twelve (12) full calendar months, Executive will not, on his own behalf or on behalf of any other person, partnership, association, employer or other entity, solicit or in any manner attempt to influence or induce any employee of Employer to leave Employer’s employment nor will he use or disclose to any person, partnership, association, employer or other entity any information obtained while employed by Employer concerning the names and addresses of Employer’s employees.

   10.           Termination of Disputes.  Executive and Employer agree that each party intends to avoid litigation and controversy.  This Agreement is not to be construed as an admission of liability for any wrongful conduct on the part of either Executive or Employer.

           11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without regard to conflicts of law principles.  Each party hereby:  (a) designates the Court of Common Pleas of Washington County, Ohio, and, if federal court jurisdiction permits, the United States District Court for the Southern District of Ohio in Columbus, Ohio, and any appellate court from which decisions of said court may be appealed, as the sole and exclusive forum and court of proper jurisdiction and venue of and for any and all lawsuits or other legal proceedings relating to this Agreement, the parties’ relationship, or other matters arising between the parties; (b) irrevocably consents to such designation, jurisdiction, and venue; and (c) waives any objections or defenses relating to jurisdiction or venue with respect to any lawsuit or other legal proceeding relating to this Agreement initiated in or transferred to such court, including, but not limited to, the defense of an inconvenient forum and the defense of lack of jurisdiction.  Additionally, Executive and Employer each hereby waive the right to a trial by jury, if any dispute arises under this Agreement. The parties agree that the prevailing party shall be entitled to recover its costs and attorneys’ fees incurred in the enforcement of this Agreement.

   12.           Execution in Parts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single agreement.

           13.           Integration Clause.  This Agreement sets forth the entire agreement between Executive and Employer with respect to its subject matter and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written.  The parties also agree that the Change in Control Agreement, adopted August 1, 2006, is now null and void.

           14.           Enforceability.  This Agreement shall be construed and interpreted so as to be enforceable to the fullest extent permitted by law and to the extent that any provision shall be deemed unenforceable or invalid in any jurisdiction, such invalidity and unenforceability shall not affect its validity or enforceability in any other jurisdiction, nor shall it affect the enforceability or validity of any other provision hereof.   The parties agree and acknowledge that each party has carefully reviewed this Agreement and further agree that any ambiguities in this Agreement shall not be construed against the drafter thereof.

   15.           Amendment.  This Agreement may not be amended or modified, except by a written agreement executed by both Executive and Employer.

   16.           Assignment of Agreement.  This Agreement may be assigned or transferred to, and will be binding upon, any successor of Employer, in which case this Agreement will be interpreted and applied by substituting that successor for “Employer” as appropriate under the terms of this Agreement.  Executive may not assign this Agreement to any other person or entity.  However, this Agreement will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, and administrators, successors, heirs, devisees, and legatees to the extent any pay or benefits are due Executive under this Agreement.

   17.           Voluntary Acts.  Both Executive and Employer acknowledge that each has carefully read this Agreement and knowingly and voluntarily agree to execute it.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement to be effective as of the date Executive executes this Agreement.

EXECUTIVE

Date: April 26, 2007	By: /s/	DONALD J. LANDERS, JR.
Donald J. Landers, Jr.

PEOPLES BANCORP INC.

Date: April 10, 2007	By: /s/	MARK F. BRADLEY
Mark F. Bradley
Its President and Chief Executive Officer

PEOPLES BANK, NATIONAL ASSOCIATION

Date: April 10, 2007	By: /s/	MARK F. BRADLEY
Mark F. Bradley
Its President and Chief Executive Officer

Attachment A
Resignation Letters

April 9, 2007

Mark F. Bradley
Chief Executive Officer
Peoples Bancorp Inc.
138 Putnam Street
Marietta, Ohio  45750

Dear Mark:

It is with regret that I submit this letter of resignation, effective today, April 9, 2007.

I am resigning from my position as Chief Financial Officer and Treasurer of Peoples Bancorp Inc. and Peoples Bank, National Association.

I have decided to take time to evaluate the course of my current career goals and investigate new opportunities.

I have made many lasting relationships working for Peoples during these past nearly four years and will miss my associations here.  I wish you and Peoples continued success in all your endeavors.

Thank you for allowing me to serve Peoples, and again, I wish Peoples continued success.

Sincerely,

/s/ Donald J. Landers

Donald J. Landers

April 9, 2007

Joseph H. Wesel
Chairman of the Board
Board of Directors
Peoples Bancorp Inc.
138 Putnam Street
Marietta, Ohio  45750

Dear Mr. Wesel:

It is with regret that I submit this letter of resignation, effective today, April 9, 2007.

I am resigning from my position as Chief Financial Officer and Treasurer of Peoples Bancorp Inc. and Peoples Bank, National Association.

I have decided to take time to evaluate the course of my current career goals and investigate new opportunities.

I have made many lasting relationships working for Peoples during these past nearly four years and will miss my associations here.  I wish you and Peoples continued success in all your endeavors.

Thank you for allowing me to serve Peoples, and again, I wish Peoples continued success.

Sincerely,

/s/ Donald J. Landers

Donald J. Landers

Attachment B

Form of Statement

Donald J. Landers, Jr. worked for Peoples Bancorp from August 2003, through April 9, 2007, serving as Controller and then Chief Financial Officer and Treasurer from August 1, 2006 until April 9, 2007.